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                                                                   EXHIBIT 12.1

Axys Pharmaceuticals, Inc.

Statement re: Computation of Ratio of Earnings to Fixed Charges
              (in thousands, except ratios)

                                                                                    December 31
                                                               -----------------------------------------------------

                                                                   1995       1996       1997      1998(2)   1999          2000
                                                               -----------------------------------------------------    ----------

 Add:
    Consolidated loss from continuing operations                   (23,733)    (5,928)  (10,967) (156,124)  (48,763)       (8,492)
       -  minority interests in consolidated subsidiaries                -          -         -     2,393       836          (408)
       -  income or loss from 50% or less owned affiliates                                           (112)   (1,879)            -
    Interest                                                         1,053      2,559     2,554     2,584       436           327
                                                               -----------------------------------------------------    ----------

    Total Earnings                                                 (22,680)    (3,369)   (8,413) (151,259)  (49,370)       (8,573)


    Interest expense                                                   990      2,470     2,422     2,317       260           284
    Estimated interest within rental expense                            63         89       132       267       176            43
                                                               -----------------------------------------------------    ----------

    Total Fixed Charges                                              1,053      2,559     2,554     2,584       436           327

    Ratio of Earnings to Fixed Charges                                  (1)        (1)       (1)       (1)       (1)           (1)
    Dollar Amount of Deficiency                                     23,733      5,928    10,967   153,843    49,806         8,900
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(1) Earnings (as defined) for the period were insufficient to cover fixed charges by the amount disclosed.

(2) Includes charges to earnings resulting from acquired in-process research and development costs.